CENTURYTEL, INC.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                                2000 RESTATEMENT


I.       Purpose of the Plan
         -------------------

         1.01 The CenturyTel, Inc. Supplemental Executive Retirement Plan (the "Plan") is intended to provide CenturyTel, Inc. and its subsidiaries with a method for attracting and retaining key employees, to provide a method for recognizing the contributions of such personnel, and to promote executive and managerial flexibility, thereby advancing the interests of CenturyTel, Inc. and its stockholders, by providing retirement benefits in addition to those provided under the general retirement programs of CenturyTel, Inc.

         1.02 This 2000 Restatement of the Plan is intended to consolidate into one document all changes to the Plan since the 1995 Restatement, to clarify certain defined terms and provisions, and to provide for the following additional changes:

              o to provide service credit for new participants for service only while a participant in the Plan;

              o to incorporate an automatic cost of living adjustment to benefits payable under the Plan;

              o  to liberalize early retirement entitlement; and

              o to provide for a subsidized early retirement adjustment for longer service participants.

II.      Definitions
         -----------

         As used in this Plan, the following terms shall have the meanings indicated, unless the context otherwise specifies or requires:

         2.01 "ACCRUED BENEFIT" shall mean, as of Normal Retirement Date, an amount equal to the basic monthly benefit to which a Participant is entitled in accordance with Section 5.01 using his Average Monthly Compensation, Estimated Social Security Benefit and Credited Service determined as of his Normal Retirement Date. "Accrued Benefit", as of any given date other than Normal
Retirement Date, shall mean an amount equal to the basic monthly benefit to which a Participant is entitled in accordance with Section 5.01 using his Average Monthly Compensation, Estimated Social Security Benefit and Credited Service as of such given date, in lieu of Normal Retirement Date.

         2.02 "ACTUARIAL EQUIVALENT" shall mean the equivalent in value of the amounts expected to be received under the Plan under different forms of payment.

         For  purposes  of  the   determination   of  the  present  value  of  a
Participant's Accrued Benefit, actuarial equivalency shall be based upon an interest rate equal to the annual rate of interest on 30- year United States Treasury securities for the full calendar month preceding the January 1, April 1, July 1 and October 1 Plan quarter that contains the date of distribution, and the 1983 Group Annuity Mortality Table (50% male, 50% female) for pre-retirement and post-retirement mortality.

         For all other purposes, actuarial equivalency shall be based upon an interest assumption of five percent (5%), and the 1983 Group Annuity Mortality Table (50% male, 50% female) for pre- retirement and post-retirement mortality.

         2.03 "AVERAGE MONTHLY COMPENSATION" shall mean the average of the thirty six (36) consecutive months' Compensation of a Participant which produce the highest average out of the last one hundred twenty (120) months of participation. Any period of unpaid Leave of Absence will be excluded for purposes of determining Average Monthly Compensation, and periods of service preceding and following an unpaid Leave of Absence may be combined. If a Participant's period of participation is less than thirty-six (36) months, Average Monthly Compensation shall be determined utilizing all of the Participant's months of service.

         2.04 "BENEFIT SERVICE" shall mean employment for which a Participant is entitled to receive service credit for accrual of benefits under the Plan in accordance with the provisions of Section 4.02.

         2.05 "BOARD OF DIRECTORS" shall mean not less than a quorum of the whole Board of Directors of CenturyTel, Inc.

         2.06 "CHANGE IN CONTROL" shall mean the occurrence of any of the following:

                           (a)  the  acquisition  by any  person  of  beneficial
              ownership of 30% or more of the outstanding shares of the common stock, $1.00 par value per share (the "Common Stock")
              of  CenturyTel,  Inc.  ("CenturyTel"),  or 30% or  more of the
              combined  voting  power  of  CenturyTel's   then   outstanding
              securities entitled to vote generally in the election of directors; provided, however, that for purposes of this
              subsection   (a),  the   following   acquisitions   shall  not
              constitute a Change of Control:

                                (i) any acquisition (other than a Business Combination (as defined below) which constitutes a Change of Control under Section 2.06(c) hereof) of Common Stock directly from CenturyTel,

                                (ii)   any acquisition of Common Stock by
                           CenturyTel or its subsidiaries,

                                (iii) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by CenturyTel or any corporation controlled by CenturyTel, or

                                (iv) any acquisition of Common Stock by any corporation pursuant to a Business Combination that does not constitute a Change of Control under Section 2.06(c) hereof; or

                           (b)  individuals who, as of January 1,  2000,
                  constitute  the  Board  of  Directors  of   CenturyTel   (the
                  "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by CenturyTel's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual's initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

                           (c)  consummation of a reorganization, share
                  exchange, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of CenturyTel), or sale or other disposition of all or substantially all of the assets of CenturyTel (a "Business Combination"); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination:

                                (i) the individuals and entities who were the beneficial owners of CenturyTel's outstanding Common Stock and CenturyTel's voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of Common Stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving or successor corporation, or, if applicable, the ultimate parent company thereof (the "Post-Transaction Corporation"), and

                                (ii)   except  to  the   extent   that  such
                           ownership existed prior to the Business Combination, no person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either CenturyTel, the Post-Transaction Corporation or any subsidiary of either corporation) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of Common Stock of the corporation resulting from such Business Combination or 20% or more of the combined voting power of the then out-standing voting securities of each corporation, and

                                (iii)  at least a majority  of the members of
                           the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

                           (d) approval by the shareholders of CenturyTel of a complete liquidation or dissolution of CenturyTel.

For purposes of this Section 2.06, the term "person" shall mean a natural person or entity, and shall also mean the group or syndicate created when two or more persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that "person" shall not include an underwrite temporarily holding a security pursuant to an offering of the security.

         2.07 "COMMITTEE" shall mean three (3) or more members of the Board of Directors as described in Section 15.01 of the Plan, or the Board of Directors if no Committee has been appointed.

         2.08 "COMPANY" shall mean CenturyTel, Inc., any Subsidiary thereof, and any affiliate designated by the Company as a participating employer under this Plan.

         2.09 "COMPENSATION" shall mean the sum of a Participant's Salary, determined under Section 2.19, and Incentive Compensation, determined under
Section 2.14, for a particular month.

         2.10 "DISABILITY" shall mean a condition which makes a Participant unable to perform each of the material duties of his regular occupation where he is likely to remain thus incapacitated continuously and permanently, as determined by the Committee pursuant to its authority granted under Article XV hereof.

         2.11 "EFFECTIVE DATE" of this Restatement shall be February 22, 2000, for Participants employed and participating in the Plan as of such date, except as may otherwise be provided in specific Articles or Sections hereof. Notwithstanding the foregoing, (1) the survivor annuity provided under Article IX hereof shall only apply to Participants who had not retired as of July 1, 1994 and whose date of death was on or after July 1, 1994, and the amendment to the definition of Compensation contained in the 1994 Amendment and Restatement of the Plan shall apply to Compensation paid on or after January 1, 1994, (2) the benefits provided hereunder for Jim D. Reppond and C. Kenneth Conrad shall be computed without regard to the amendment to the definition of Compensation contained in the 1994 Amendment and Restatement of the Plan and the provision of the survivor annuity referenced in the preceding sentence, and (3) the amendments to the Plan contained in the 2000 Restatement shall not apply to any Participant who terminated employment prior to February 22, 2000. Any such Participant's benefit shall be determined pursuant to the terms of the Plan as in effect prior to the 2000 Restatement.

         2.12 "EMPLOYER" shall mean CenturyTel, Inc., any Subsidiary thereof, and any affiliate designated by the Company as a participating employer under this Plan.

         2.13 "ESTIMATED SOCIAL SECURITY BENEFIT" shall mean the monthly primary insurance amount calculated to be available at age sixty five (65) based on the Social Security law in effect on the Participant's Normal Retirement Date or an earlier date of determination. The primary insurance amount of a Participant who terminates prior to Normal Retirement Date shall be based on the assumption that the Participant earns no compensation between his termination date and his Normal Retirement Date.

         2.14 "INCENTIVE COMPENSATION" shall mean the monthly equivalent of the amount awarded to a Participant under the Company's Key Employee Incentive Compensation Program, or other incentive compensation arrangement maintained by the Company and listed on a Schedule attached hereto, including the amount of any stock award in its cash equivalent at the time of conversion of the award from cash to stock. A Participant's Incentive Compensation shall be determined on a monthly basis by dividing the amount of the Incentive Compensation award by the number of months to which the award relates. Each award of Incentive Compensation shall, for purposes of this Plan, be allocated to the month or months to which the award relates, i.e., that period of time during which the award was earned.

         2.15 "LEAVE OF ABSENCE" shall mean any extraordinary absence authorized by the Employer under the Employer's standard personnel practices.

         2.16 "NORMAL RETIREMENT DATE" shall mean the first day of the month coincident with or next following a Participant's sixty-fifth (65th) birthday.

         2.17 "PARTICIPANT" shall mean any officer of the Employer who is granted participation in the Plan in accordance with the provisions of Article III.

         2.18 "PLAN" shall mean this CenturyTel, Inc. Supplemental Executive Retirement Plan, as amended and restated herein.

         2.19 "SALARY" shall mean the monthly equivalent of a Participant's base rate of pay, exclusive, however,of bonus payments, overtime payments, commissions, imputed income on life insurance, vehicle allowances, relocation expenses, severance payments, and any other extra compensation.

         2.20 "SUBSIDIARY" shall mean any corporation in which the Company owns directly or indirectly through subsidiaries, at least fifty percent (50%) of the combined voting power of all classes of stock.

         2.21 "VESTING SERVICE" shall mean employment for which a Participant is entitled to receive service credit for vesting in benefits under the Plan in accordance with the provisions of Section 4.01.

III.     Participation
         -------------

         3.01 Any officer who is either one of the key employees of the Company in a position to contribute materially to the continued growth and future financial success of the Company, or one who has made a significant contribution to the Company's operations, thereby meriting special recognition, shall be eligible to participate provided all of the following requirements are met:

               a.   The officer is employed on a full-time basis by the Company;

               b. The officer is compensated for full-time employment by a regular salary; and

               c. The coverage of the officer is duly approved by the Board of Directors.

It is intended that participation in this Plan shall be extended only to those officers who are members of a select group of management and highly compensated employees, as determined by the Committee.

         3.02 Any officer who is currently a Participant in the Plan as of the effective date of this Restatement shall continue to be a Participant in the Plan as amended and restated, subject, however, to designation by the Committee for participation in future years.

         3.03 Any officer who met the requirements defined in Section 3.01, who was age 60 as of November 21, 1983, and who was employed by the Company on January 1, 1990, will receive benefits equal to the greater of:

               a.   the benefit determined under this Plan, or

               b. a monthly benefit equal to sixty-five percent (65%) of Salary offset by retirement income payable to the individual executive from:

                    1. Social Security (Primary Insurance Amount only) determined as of date of retirement under the Social Security Act.

                    2. The Company's Stock Bonus Plan and PAYSOP (in which case the Stock Bonus Plan and PAYSOP accumulation at date of determination will be converted to a monthly annuity on a straight life basis based upon actuarial assumptions with respect to mortality and investment return). The mortality assumptions will be based upon the 1971 Group Annuity Mortality Table. The investment return assumption will reflect current market conditions as measured by the 52-week Treasury bill rate as determined monthly.

                    3. Benefits payable from any qualified or nonqualified plan attributable to prior employment for those officers who are hired on or after attainment of age 55 (in which case the benefit(s) will be expressed in terms of a monthly annuity on a straight life basis payable at date of retirement).

IV.      Vesting Service and Benefit Service.
         -----------------------------------

         4.01 For a Participant whose effective date of participation in the Plan, as designated by the Committee, is prior to January 1, 2000, Vesting Service for vesting of benefits hereunder, and Benefit Service for purposes of accrual of benefits hereunder, shall be credited for each year of employment with the Company, calculated in completed years and months regardless of the number of hours worked. Vesting Service and Benefit Service will include all years of service with the Company, including years of service prior to becoming an officer of the Company, years of service following Normal Retirement Date, and years of service with any Subsidiary or any affiliate designated by the Company as a participating employer under this Plan. In addition, periods of Leave of Absence shall count as periods of Vesting Service and Benefit Service. A fraction of a year of Vesting Service and Benefit Service will be given for completed months during the year of termination of employment of a Participant.

         4.02 For a Participant whose effective date of participation in the Plan, as designated by the Committee, is on or after January 1, 2000, Vesting Service and Benefit Service will only be credited for years commencing as of the year in which the Participant's participation in the Plan is effective, and will not include years prior to the Participant's effective date of participation in the Plan.

         4.03 Notwithstanding the provisions of Sections 4.01 and 4.02, a Participant who terminates employment with the Company and is subsequently re-hired, or a Participant who ceases to participate in the Plan for any other reason, shall receive credit for purposes of Vesting Service and Benefit Service for his service after his re-employment or cessation of participation only for such periods of service during which he is a participant in the Plan. A Participant shall not receive service credit after his re-employment or cessation of participation for periods of service during which he is not a participant in the Plan.

         4.04 At the discretion of the Board of Directors, service with a predecessor employer may be credited for purposes of vesting or benefit accrual under this Plan. If any such service is credited to a Participant for benefit accrual purposes, the benefit payable under this Plan shall be reduced by any benefit payable from the prior employer. The Board of Directors shall make a determination whether any service with a predecessor employer will be credited to a Participant prior to the Participant's commencement of participation in this Plan, and such determination, once made, shall be irrevocable. If no determination is made by the Board of Directors prior to a Participant's commencement of participation in this Plan, service with a predecessor employer by such Participant shall not be credited for any purpose under this Plan.

V.       Normal Retirement
         -----------------

         5.01 Except as provided in Section 3.03, the monthly retirement benefit payable to a Participant on his Normal Retirement Date shall be equal to (a) plus (b) less (c), where:

               (a) is 3% of Average Monthly Compensation multiplied by Benefit Service, not greater than ten (10) years.

               (b) is 1% of Average Monthly Compensation multiplied by Benefit Service, for Benefit Service years greater than ten (10) years and not greater than twenty five
                    (25) years.

               (c) is 4% of Estimated Social Security Benefit, multiplied by Benefit Service, not greater than twenty five (25) years.

         5.02 The normal form of payment of a Participant's normal retirement benefit shall be an annuity payable for the life of the Participant.

         5.03 The amount of monthly benefit payable to a Participant, as computed under Section 5.01, shall be increased annually to reflect increases in cost of living, at a rate of three percent (3%) per annum, starting with the year of benefit commencement. This increase shall take into effect as of January 1 of each year; provided, however, that the initial amount of increase for a Participant who commences receiving distributions in a year, effective as of the following January 1, shall be pro-rated, based on the number of months in such year during which the Participant received distributions.

VI.      Late Retirement
         ---------------

         6.01 If a Participant remains employed beyond his Normal Retirement Date, his late retirement date will be the first day of the month coincident with or next following his actual date of retirement.

         6.02 A Participant's late retirement benefit will be calculated in accordance with Section 5.01, based on his Average Monthly Compensation and Benefit Service as of his late retirement date. His Estimated Social Security
Benefit will be computed as of his Normal Retirement Date based on the Social Security law in effect on such date.

VII.     Early Retirement
         ----------------

         7.01 A Participant who has attained age fifty five (55), and who has completed ten (10) or more years of Benefit Service, is eligible for early retirement. An eligible Participant's early retirement date is the first day of the month coincident with or next following the date he terminates employment.

         7.02 A Participant who has completed ten (10) years of Benefit Service as of the date of his termination of employment, but who has not yet attained age fifty five (55) as of such date, shall be eligible for early retirement upon attainment of age fifty five (55). Such Participant's early retirement date shall be the first day of the month coincident with or next following the date on which he attains age fifty five (55).

         7.03 A Participant's early retirement benefit is one hundred percent (100%) of his Accrued Benefit computed as of his early retirement date, payable at his Normal Retirement Date.

         7.04 A Participant who has attained age fifty five (55) and has completed ten (10) or more, but less than fifteen (15), years of Benefit Service, may elect to receive his early retirement benefit prior to Normal Retirement Date, in which event the benefit payable will be reduced according to the following schedule:

             Age at Commencement          Percentage of Accrued Benefit

                       55                         50   %
                       56                         53___%
                       57                         56___%
                       58                         60   %
                       59                         63___%
                       60                         66___%
                       61                         73___%
                       62                         80   %
                       63                         86___%
                       64                         93___%
                       65                        100   %

         7.05 A Participant who has attained age fifty five (55) and has completed fifteen (15) or more, but less than twenty five (25), years of Benefit Service, may elect to receive his early retirement benefit prior to Normal Retirement Date, in which event the benefit payable will be reduced according to the following schedule:

             Age at Commencement          Percentage of Accrued Benefit

                       55                         70   %
                       56                         73   %
                       57                         76   %
                       58                         79   %
                       59                         82   %

                       60                         85   %
                       61                         88   %
                       62                         91   %
                       63                         94   %
                       64                         97   %
                       65                        100   %

         7.06 A Participant who has attained age fifty five (55) and has completed twenty five (25) or more years of Benefit Service, may elect to receive his early retirement benefit prior to Normal Retirement Date, in which event the benefit payable will be reduced according to the following schedule:

             Age at Commencement          Percentage of Accrued Benefit

                       55                          80   %
                       56                          82   %
                       57                          84   %
                       58                          86   %
                       59                          88   %
                       60                          90   %
                       61                          92   %
                       62                          94   %
                       63                          96   %
                       64                          98   %
                       65                         100   %

         7.07 The Board of Directors, in its sole discretion, may grant to a Participant one hundred percent (100%) of his Accrued Benefit payable at his early retirement date, without such benefit being subject to the reductions set forth in Section 7.04, provided the Participant has met the requirements of
Section 7.01 or 7.02.

VIII.    Disability
         ----------

         8.01 A Participant who becomes disabled, as defined in Section 2.10, prior to retirement or termination of service will be entitled to a disability benefit computed in accordance with Section 8.02.

         8.02  A Participant's   disability   benefit  will  be  calculated  in
accordance with Section 5.01 based on (1) his Average Monthly Compensation projected to Normal Retirement Date assuming his Compensation as of the date of his disability remains constant, (2) his projected service to Normal Retirement Date and (3) his Estimated Social Security Benefit based on the Social Security law in effect on the date of his disability. If a Participant subsequently participates in the Plan, such Participant's service attributable to his subsequent participation shall not be credited for any purpose under the Plan.

         8.03 A Participant's disability benefit will commence at his Normal Retirement Date, and the normal form of benefit payment will be an annuity payable for the life of the Participant.

IX.      Death Benefit
         -------------

         9.01 Upon the death of a Participant who is actively employed or on Leave of Absence at the time of his death, or who has retired or become disabled and has not commenced receiving benefit payments hereunder, the Participant's beneficiary (as determined under Section 9.05) will be entitled to receive a death benefit determined in accordance with Section 9.02.

         9.02 The monthly death benefit payable under Section 9.01 to the beneficiary of a Participant shall be equal to (a) less (b), where:

               (a) is thirty six percent (36%) of Average Monthly Compensation projected to his Normal Retirement Date assuming his Compensation as of his date of death remains constant until his Normal Retirement Date.

               (b) the amount of Estimated Social Security Benefit, based on the Social Security law in effect as of the date of his death or age 65, if earlier, received by the beneficiary, or to which the beneficiary may be entitled, as determined by the Committee.

         9.03 Upon the death of a Participant who has terminated employment prior to death for reasons other than retirement or disability, and who was one hundred percent (100%) vested under the vesting schedule contained in Section
10.01 at the time of termination of employment, the Participant's beneficiary (as determined under Section 9.05) will be entitled to receive a monthly death benefit computed as follows:

               Fifty percent (50%) of the Accrued Benefit of the Participant determined under Section 2.01 as of his date of termination of employment.

         9.04 The monthly death benefit determined under Section 9.01 or 9.03 shall commence as of the date on which the Participant would have reached the Normal Retirement Date applicable to the Participant, or date of death, if later; provided, however, that the surviving spouse of the Participant shall have the right to elect for benefit payments to commence prior to such date pursuant to applicable sections of this Plan providing for early commencement of benefit payments, including but not limited to Sections 7.01, 7.02, 7.04, 7.05,
7.06 and 10.02.

         9.05 The beneficiary of a Participant who is married on the date of his death shall be his spouse. The beneficiary of an unmarried Participant shall be his living children as of his date of death.

         9.06 The death benefit shall be paid to the surviving spouse, if any, of the Participant for his or her life. If the Participant is unmarried at the date of death, or if the surviving spouse dies subsequent to the Participant's death, the death benefit shall be paid to the Participant's surviving child or children (or legal representative of any minor child) in equal shares. The death benefit payable to a child shall terminate upon the later of the child's attainment of age nineteen (19) or age twenty three (23), if a full-time student at an accredited educational institution, and such share shall thereafter revert to and be payable equally to the remaining surviving children of the Participant until the interest of each such surviving child has terminated.

         9.07 If a Participant has no surviving spouse or children at the date of his or her death, no death benefit shall be paid under this Plan.

X.       Termination of Service
         ----------------------

         10.01 If a Participant terminates service prior to death, disability or retirement, his Accrued Benefit determined under Section 2.01 shall be vested in accordance with the following schedule:

          Years of Vesting Service                    Vested %
          ------------------------                    --------

             less than 5                                   0%
             5 or more                                   100%

         10.02 A Participant's vested Accrued Benefit is payable at his Normal Retirement Date. A Participant may elect to have his benefit commence prior to age sixty five (65) but after age fifty five (55) if he meets the service requirements for early retirement pursuant to Section 7.01 or 7.02. If the benefit commences before age sixty five (65), the amount of monthly benefit will be reduced according to the applicable schedule set forth in Section 7.04, 7.05 or 7.06.

XI.      Change in Control
         -----------------

         11.01 Notwithstanding anything to the contrary in this Plan or in any applicable law or regulation, upon the earlier of (i) the occurrence of a Change in Control, (ii) the date that any person or entity submits an offer or proposal to the Company that results in or leads to a Change in Control (whether by such person or any other person) or (iii) the date of the public announcement of a Change in Control or an offer, proposal or proxy solicitation that results in or leads to a Change in Control (whether by the person or entity making such announcement or any other person) (the earliest of such dates being hereinafter referred to as the "Effective Date"), the Accrued Benefit of each Participant (other than any Participant whose service as an employee was terminated prior to full vesting of his Accrued Benefit under Section 10.01) and the benefits conferred under this Section shall automatically vest and thereafter may not be adversely affected in any matter without the prior written consent of the Participant. Notwithstanding anything to the contrary in this Plan, upon the occurrence of a Change in Control any Participant who is then employed by CenturyTel or its subsidiaries ("Active Participants") shall have an irrevocable right to receive, and the Company shall be irrevocably obligated to pay, a lump sum cash payment in an amount determined pursuant to this Section if the Company or its successor, during a period commencing upon the Effective Date and ending on the third anniversary of the occurrence of the Change in Control, (i) terminates the Active Participant's employment, (ii) reduces the Active Participant's salary in effect immediately prior to the Effective Date, (iii) diminishes the Active Participant's duties, responsibilities or position in the management of the Company or (iv) requires the Active Participant to relocate involuntarily to an office outside of the city in which he performed his services for the Company immediately prior to the Effective Date (each such action being referred to as an "Effective Termination"). The lump sum cash payment payable to Active Participants under this Section (the "Lump Sum Payment") shall be paid on the date of Effective Termination or as soon thereafter as is administratively feasible.

         11.02 The amount of each Lump Sum Payment shall be determined as follows:

                (a) With respect to any Active Participant who, after giving effect to the terms of subsection (d) below, is eligible as of the date of Effective Termination to receive benefits under Articles V or VI of this Plan, the Lump Sum Payment shall equal the Present Value (as defined below) of the stream of payments to which such participant would have otherwise been entitled to receive immediately upon Effective Termination in accordance with Articles V or VI of this Plan (assuming such benefits are paid in the form of a lifetime annuity), based upon such participant's Average Monthly Compensation, Estimated Social Security Benefit and Benefit Service as of the date of Effective Termination, without giving effect to any salary reductions that gave rise to such Effective Termination, but after giving effect to the terms of subsection
                     (d) below.

                (b) With respect to any Active Participant who, after giving effect to the terms of subsection (d) below, is not eligible as of the date of Effective Termination to receive benefits under Articles V, VI or VII of this Plan, the Lump Sum Payment shall equal the product of (1) the Present Value, calculated as of age sixty five (65), of the stream of payments to which such participant would have otherwise been entitled to receive at age sixty five (65) in accordance with the terms of this Plan based on the same assumptions and terms set forth in subsection (a) above, multiplied times (2) such discount factor as is necessary to reduce the amount determined under subsection
                     (b)(i) above to its Present Value, it being understood that in calculating such discount factor, no discount shall be applied to reflect the possibility that such participant may die prior to attaining age sixty five (65).

                (c) With respect to any Active Participant who, after giving effect to the terms of subsection (d) below, is eligible as of the date of Effective Termination to receive benefits under Article VII of the Plan, the Lump Sum Payment shall equal the greater of (1) the Present Value of the stream of payments to which such participant would have otherwise been entitled to receive immediately upon Effective Termination in accordance with Article VII of this Plan, based upon the assumptions and terms set forth in subsection (a) above, or (2) the present Value, calculated as of age sixty five (65), of the stream of payments to which such participant would otherwise be entitled to receive at age sixty five (65) in accordance with this Plan, determined in the same manner and subject to the same assumptions and terms set forth in subsection
                     (b) above.

                (d) In calculating the Lump Sum Payment due to any Active Participant under this Section, the number of years of Benefit Service of the Active Participant shall be deemed to equal the number of years determinable under the other sections of this Plan plus three years and the Active Participant's age shall be deemed to equal his actual age plus three years; provided, however, that in no event shall the provisions of this subsection be applicable if the application thereof will reduce the Active Participant's Lump Sum Payment from the amount that would otherwise be payable with the addition of less than three years of service, age or both.

                (e) As used in this Section with respect to any amount, the "Present Value" of such amount shall mean the discounted value of such amount that is determined by making customary present value calculations in accordance with generally accepted actuarial principles, provided that (1) the discount interest rate applied in connection therewith shall equal the interest rate for AAA rated, tax exempt Insured Revenue Bonds with Five Year maturity as quoted by the Bond Market Association (BMA) as of the first day of the calendar quarter for which the calculations are performed or, in the event such index is no longer published, any similar index for comparable municipal securities and (2) the mortality tables applied in connection therewith shall be "1983 Group Annuity
                     Mortality Table (50% male/50% female)" as prescribed by the Pension Benefit Guaranty Corporation or any successor table prescribed by such organization.

         11.03 Notwithstanding anything to the contrary in this Plan, upon the sooner of the occurrence of a Change in Control or the approval by the Board of Directors of the Company of any Change in Control, the Company shall promptly consult with each Participant who has already begun to receive periodic payments under this Plan ("Retired Participants") and, following such consultations, the Company shall have the option with respect to each Retired Participant to (i) confirm in writing its obligation to continue to provide to such Retired Participant all benefits hereunder in the same manner provided prior to the Change in Control or (ii) make a lump sum cash payment in an amount equal to the Present Value of the participant's future stream of payments which would otherwise be payable under this Plan. If the Company elects to furnish any Retired Participant with a lump sum cash payment, the Company shall offer to assist such participant in purchasing at such participant's cost an annuity for the benefit of such participant.

         11.04 Notwithstanding anything to the contrary in this Plan, upon the occurrence of Change in Control, any Participant (other than a Retired Participant) who is then a former employee of CenturyTel or its subsidiaries whose Accrued Benefit is vested under Section 10.01 ("Inactive Participants") shall have an irrevocable and unconditional right to receive, and the Company shall be irrevocably and unconditionally obligated to pay, a lump sum payment in an amount determined in the manner provided in subsection (b) or (c), as applicable; provided, however, that no Inactive Participant will be entitled to the benefits of subsection (d).

XII.     Form of Benefit Payment
         -----------------------

         12.01 The normal form of benefit payment is a monthly lifetime annuity payable in accordance with the Company's standard payroll practices.

         12.02 A Participant may elect an optional form of payment which is the Actuarial Equivalent of a Participant's basic monthly pension, as follows:

                  Option 1: A reduced monthly pension payable for the lifetime of the Participant with a minimum of sixty (60) monthly payments guaranteed.

                  Option 2: A reduced monthly pension payable for the lifetime of the Participant with a minimum of one hundred twenty (120) monthly payments guaranteed.

                  Option 3: A reduced monthly pension payable for the lifetime of the Participant with a minimum of one hundred eighty (180) monthly payments guaranteed.

                  Option 4: A reduced monthly pension, payable to the Participant for the life of the Participant, with monthly payments of one-half (1/2) the reduced amount that was payable monthly to the Participant payable after the Participant's death for the life of the Participant's spouse.

                  Option 5: A reduced monthly pension payable to the Partici-pant for the life of the Participant, with reduced monthly payments of two thirds (2/3) of the reduced amount that was payable monthly to the Participant payable after the Participant's death for the life of the Participant's spouse.

                  Option 6: A reduced monthly pension payable to the Partici-pant for the life of the Participant, with reduced monthly payments of three fourths (3/4) of the reduced amount that was payable monthly to the Participant payable after the Participant's death for the life of the Participant's spouse.

                  Option 7: A reduced monthly pension payable to the Partici-pant for the life of the Participant, with the same monthly pension payable after the Participant's death for the life of the Participant's spouse.

         12.03 If a Participant does not elect an optional form of benefit payment under Section 12.02, such Participant's benefits shall be paid in the normal form provided in Section 12.01.

XIII.    Reemployment of Participants
         ----------------------------

         13.01 If a Participant retires or otherwise terminates employment with the Employer and such Participant is reemployed by the Employer, his entitlement to any benefits will be determined on the basis of the provisions of the Plan in effect on his subsequent termination date. The benefit will be based on the Average Monthly Compensation, Estimated Social Security Benefit and Benefit Service as of the date of subsequent termination, taking into account all Benefit Service prior to the Participant's reemployment date. For purposes of calculating Average Monthly Compensation, the average of the thirty six (36) consecutive months' Compensation which produce the highest average out of the last one hundred twenty (120) months of employment will be considered, without regard to the break in service.

         13.02 If a Participant is reemployed after benefit commencement, the payment of any benefit to such Participant under the Plan on account of his retirement or severance shall be suspended by reason of such reemployment. The amount of his benefit at his subsequent termination will be calculated in accordance with Section 13.01 but reduced by the Actuarial Equivalent of any benefit payments received prior to both his subsequent termination and his attainment of age sixty five (65).

         13.03 The form of monthly benefit payment upon subsequent termination shall be the form of payment that was in effect prior to reemployment. If the Participant was married at the time of benefit commencement, and if the Participant's spouse dies prior to subsequent commencement of benefit payments, such form of payment shall remain applicable (as though he were married to his deceased spouse).

XIV.     Additional Restrictions on Benefit Payments
         -------------------------------------------

         14.01 In no event will there be a duplication of benefits payable under the Plan because of employment by more than one participating Employer.

XV.      Administration and Interpretation
         ---------------------------------

         15.01 The Plan shall be administered by the Board of Directors through a Committee which shall consist of three or more members of the Board of Directors of the Company. No individual who is or has ever been a participant or eligible to receive payments under this Plan shall be designated as a member of the Committee. The Committee shall have full power and authority to interpret and administer the Plan and, subject to the provisions herein set forth, to prescribe, amend and rescind rules and regulations and make all other determinations necessary or desirable for the administration of the Plan. The Board may from time to time appoint additional members of the Committee or remove members and appoint new members in substitution for those previously appointed and to fill vacancies however caused.

         15.02 The decision of the Committee relating to any question con-cerning or involving the interpretation or administration of the Plan shall be final and conclusive, and nothing in the Plan shall be deemed to give any employee any right to participate in the Plan, except to such extent, if any, as the Committee may have determined or approved pursuant to the provisions of the Plan.

XVI.     Nature of the Plan
         ------------------

         Benefits under the Plan shall generally be payable by the Company from its own funds, and such benefits shall not (i) impose any obligation upon the trust(s) of the other employee benefit programs of the Company; (ii) be paid from such trust(s); nor (iii) have any effect whatsoever upon the amount or payment of benefits under the other employee benefit programs of the Company. Participants have only an unsecured right to receive benefits under the Plan from the Company as general creditors of the Company. The Company may deposit amounts in the CenturyTel, Inc. Supplemental Executive Retirement Trust (the "Trust") established by the Company for the purpose of funding the Company's obligations under the Plan. Participants and their beneficiaries, however, have no secured interest or special claim to the assets of the Trust, and the assets of the Trust shall be subject to the payment of claims of general creditors of the Company upon the insolvency or bankruptcy of the Company, as provided in the Trust.

XVII.    Employment Relationship
         -----------------------

         An employee shall be considered to be in the employment of the Company and its subsidiaries as long as he remains an employee of either the Company, any Subsidiary of the Company, or any corporation to which substantially all of the assets and business of the Company are transferred. Nothing in the adoption of this Plan nor the designation of any Participant shall confer on any employee the right to continued employment by the Company or a Subsidiary of the Company, or affect in any way the right of the Company or such Subsidiary to terminate his employment at any time. Any question as to whether and when there has been a termination of an employee's employment, and the cause, notice or other circumstances of such termination, shall be determined by the Board, and its determination shall be final.

XVIII.   Amendment and Termination of Plan
         ---------------------------------

         The Board of Directors of the Company in its sole discretion may terminate the Plan at any time, and shall have the right to alter or amend the Plan or any part thereof from time to time, except that the Board of Directors shall not terminate the Plan or make any alteration or amendment thereto which would impair any rights or benefits of a Participant previously accrued.

XIX.     Binding Effect
         --------------

         This Plan shall be binding on the Company, each Subsidiary, and any affiliate designated by the Company as a participating employer under this Plan, the successors and assigns thereof, and any entity to which substantially all of the assets or business of the Company, a Subsidiary, or a participating affiliate are transferred.

XX.      Reimbursement to Participants
         -----------------------------

         The Company shall reimburse any Participant, or beneficiary thereof, for all expenses, including attorney's fees, actually and reasonably incurred by the Participant or beneficiary in any proceeding to enforce any of their rights under this Plan.

XXI.     Construction
         ------------

         The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may indicate the plural, unless the context clearly indicates the contrary. The words "hereof", "herein", "hereunder" and other similar compounds of the word "here" shall, unless otherwise specifically stated, mean and refer to the entire Plan, not to any particular provision or Section. Article and Section headings are included for convenience of reference and are not intended to add to, or subtract from, the terms of the Plan.

         IN WITNESS WHEREOF, CenturyTel, Inc. has executed this restated Plan in its corporate name and its corporate seal to be hereunto affixed this _____ day of ________________, 2000.

ATTEST:                                          CENTURYTEL, INC.

______________________________              By:_______________________________
                                                 R. Stewart Ewing, Jr.
                                                 Executive Vice President and
                                                 Chief Financial Officer